EXHIBIT 99.3

ADTRAN, INC.
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Stock-based compensation expense included in cost of sales	$(15)	$139	$268	$399

Selling, general and administrative expense	273	993	3,495	3,945
Research and development expense	817	912	4,052	3,794
Stock-based compensation expense included in operating expenses	1,090	1,905	7,547	7,739

Total stock-based compensation expense	1,075	2,044	7,815	8,138
Tax benefit for expense associated with non-qualified options	(1)	(197)	(680)	(971)
Total stock-based compensation expense, net of tax	$1,074	$1,847	$7,135	$7,167